Tupperware Brands Corporation Monthly Update of Foreign Exchange Impact versus Prior Year

ORLANDO, Fla., Dec. 3, 2013 /PRNewswire/ -- (NYSE: TUP)

Beginning December 3, 2013, Tupperware Brands Corporation (the "Company") will provide a monthly update on the year-over-year impact of changes in foreign exchange rates on its forecasted sales and diluted earnings per share comparisons versus those included in its most recent quarterly earnings release*. The Company defines the impact of changes in foreign exchange rates on its comparisons to be the difference between prior year results translated at the current year's exchange rates and those results translated at the prior year's actual exchange rates. For forecast periods, the current year rates used are the Company's actual exchange rates for historical periods and its most recent historical month's exchange rates for future periods.

The monthly updates will be made on the second business day following the end of each of the Company's fiscal months. Its fiscal months end on Saturdays and the first month of the quarter includes 5 weeks and the succeeding two months include 4 weeks each. This update will be posted to the Tupperware Brands Investor Relations website, which will be the Company's method of distributing this information via the following link: http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm.

*Reference the Company's most recent Form 10-K regarding its policy on Forward Looking Statements and risks and uncertainties.

CONTACT: Investor Contact: Teresa Burchfield (407) 826-4475